Exhibit 99.1

Federated National Holding Company Reports First Quarter 2017 Results

SUNRISE, Fla., May 09, 2017 (GLOBE NEWSWIRE) -- Federated National Holding Company (the “Company”) (Nasdaq:FNHC) today reported results for the three months ended March 31, 2017.

Q1 2017 highlights (as measured against the same three-month period last year, except where noted):

  7.4% increase in gross written premiums to $146.1 million
  10.4% increase in Florida homeowners’ policies to approximately 280,000
  56.3% increase in non-Florida homeowners’ policies to approximately 20,900
  34.7% increase in total revenue to $92.9 million
  $5.2 million of claims from tornados in Florida and Louisiana
  Net income of $3.1 million or $0.23 per share
  1.7% increase in book value per share, excluding noncontrolling interest, to $16.54 as compared with $16.26 at December 31, 2016
  Total loss reserves at March 31, 2017 of $154.3 million
  Repurchased 396,446 shares of common stock at a weighted average price of $16.62, since January 1, 2017

Mr. Michael H. Braun, the Company’s Chief Executive Officer and President, said, “Our results for the quarter include $4.8 million in claims, net of our reinsurance programs, related to the recent tornados that impacted the Florida Panhandle and the State of Louisiana.  We continue to expand our business including entering the Texas homeowners market during the first quarter, and continue to focus on the fundamentals, including stringent expense control and providing best in class service to our partner agents and policyholders.  Our 5.6% statewide average rate increase that went into effect on our Florida homeowners book of business in August 2016 continues to earn more with each sequential quarter and should be earning out the entire approximately $25 million of additional annual premium later this year.  This increase will help offset the higher costs that we have experienced in settling claims over the past few years primarily associated with those that have an assignment of benefits “AOB”.  We are in the final stages of securing our hurricane reinsurance program for the upcoming 2017 wind season and intend to purchase a similar program as last year with our approximate 75 reinsurance partners, and again free of alternative type instruments such as catastrophe bonds, at pricing that appears to be more favorable than last year.  Our capital position remains strong, and we look forward to continuing our consistent track record of being there for our policyholders when adversity comes their way.”

Three Months Ended March 31, 2017 Financial Review

  Gross written premiums increased $10.1 million, or 7.4%, to $146.1 million for the three months ended March 31, 2017, compared with $136.0 million for the same three-month period last year. The increase predominantly reflects market share growth in our homeowners’ and personal automobile lines of business, including continued expansion outside Florida. Homeowners’ gross written premiums increased $6.5 million, or 5.7%, to $121.2 million for the three months ended March 31, 2017, compared with $114.7 million for the same three-month period last year. Gross written premiums for our personal automobile line of business increased by $3.6 million to $19.3 million in the first quarter of 2017 compared to $15.7 million in the prior year period.

  Ceded premiums earned decreased by $3.6 million, or 4.9%, to $69.5 million for the three months ended March 31, 2017, compared with $73.1 million in the same three-month period last year. This decrease is driven by lower ceded premiums in the first quarter of 2017 as compared to the same period in 2016, due to the expiration of the 30% Florida-only property quota share treaty, which ended on July 1, 2016.

  Total revenues increased $23.9 million, or 34.7%, to $92.9 million for the three months ended March 31, 2017, compared with $69.0 million for the same three-month period last year.

  Losses and loss adjustment expenses (LAE) increased $21.3 million, or 72.0%, to $50.8 million for the three months ended March 31, 2017, compared with $29.5 million for the same three-month period last year. Losses and LAE includes reported claims, whether paid or unpaid, as well as the provision of reserves for estimated unreported claims. Approximately $7 million of the increase in losses and LAE represents a volume variance driven strictly by growth in premiums in the first quarter of 2017 as compared to the first quarter of 2016, specifically in the homeowners and personal automobile lines of business.  Additionally, losses and LAE in the first quarter of 2017 was impacted by $5.2 million of gross claims related to tornados that impacted the states of Florida and Louisiana and approximately $3.5 million related to increasing our Florida homeowners’ current year attritional loss ratio, which continues to be at 36.1% (unchanged from the second half of 2016, but up from the first quarter of 2016).  The remainder of the increase was the result of the 30% property quota-share ending, as noted earlier.

  Commissions and other underwriting expenses increased $12.4 million, or 62.6%, to $32.3 million for the three months ended March 31, 2017, compared with $19.9 million for the same three-month period last year.  The increase is related to higher commissions and other acquisition costs in line with premium growth in our homeowners and personal automobile lines of business.  Additionally, the change was further impacted by lower ceded commissions from the 30% property quota share ending, as noted earlier.  Given the impact of changes in types of reinsurance agreements we enter into, we believe that gross expense ratio is more useful to investors to monitor our operational expenses.  Our gross expense ratio stayed relatively consistent at 26.8% for first quarter of 2017 as compared to 27.0% for first quarter of 2016 and 26.4% for fourth quarter of 2016.

  For the three months ended March 31, 2017, the Company reported net income of $3.1 million, or $0.23 per share on 13.4 million average undiluted shares outstanding, compared with net income of $9.5 million, or $0.69 per share on 13.8 million average undiluted shares outstanding in the same three-month period last year.

  In the first quarter of 2017, the Company repurchased 103,485 shares of common stock for $1.9 million at a weighted average price of $18.18.  Subsequent to March 31, 2017, the Company has repurchased 292,961 shares of common stock for $4.7 million at a weighted average price of $16.07.  The Company currently has $4.8 million of remaining capacity under the share buyback that was announced in March 2017.

Conference Call Information

The Company will hold an investor conference call at 9:00 AM (ET) Wednesday, May 10, 2017. The Company’s CEO, Michael Braun, its CFO, Ronald Jordan, and its CAO, Erick Fernandez will discuss the financial results and review the outlook for the Company. Messrs. Braun, Jordan and Fernandez invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may dial-in with the number below:

(877) 303-6913

Conference ID: 69894171

A live webcast of the call will be available online via the “Conference Calls” section of the Company’s website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation.  A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company’s website.

About the Company

The Company is authorized to underwrite, and/or place through our wholly owned subsidiaries, homeowners’ multi-peril, personal automobile, commercial general liability, federal flood, and various other lines of insurance in Florida and various other states.  The Company also serves as managing general agent for its joint venture, Monarch National Insurance Company. The Company markets and distributes its own and third-party insurers’ products and our other services through a network of independent agents. The Company also utilizes a select number of general agents for the same purpose.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

  Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
  Descriptions of plans or objectives of management for future operations, insurance products/or services;
  Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
  Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business; the adequacy of its reserves for losses and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our potential failure to meet minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends, including as a result of insureds’ assignment of benefits; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of the Monarch joint venture may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company’s investment portfolio; insurance agents; ratings by industry services; the reliability and security of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

FEDERATED NATIONAL HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
	(in thousands, except per share data)
Revenue:
Gross premiums written	$146,051	$136,025
Gross premiums earned	147,978	128,100
Ceded premiums earned	(69,485)	(73,103)
Net premiums earned	78,493	54,997
Net investment income	2,318	2,040
Net realized investment (losses) gains	(105)	927
Direct written policy fees	5,085	4,202
Other income:
Commission income	4,319	4,827
Brokerage revenue	2,236	1,448
Finance revenue	577	519
Total revenue	92,923	68,960
Costs and expenses:
Losses and loss adjustment expenses	50,831	29,545
Commissions and other underwriting expenses	32,279	19,852
General and administrative expenses	4,619	4,081
Interest expense	84	84
Total costs and expenses	87,813	53,562

Income before income taxes	5,110	15,398
Income taxes	1,938	5,795
Net income	3,172	9,603
Net income attributable to noncontrolling interest	27	68
Net income attributable to Federated National
Holding Company shareholders	$3,145	$9,535

Net income per share:
Basic	$0.23	$0.69
Diluted	$0.23	$0.68
Number of shares used to calculate
net income per share:
Basic	13,441	13,826
Diluted	13,568	14,044
Dividends declared per share of common stock	$0.08	$0.05

FEDERATED NATIONAL HOLDING COMPANY AND SUBSIDIARIES
Other Selected Data
(Unaudited)

	Period Ended
	March 31,	December 31,
	2017	2016
Balance Sheet	(in thousands, except per share data)
Total cash and investments	$505,956	$484,275
Total assets	$788,164	$813,127
Loss and loss adjustment expense reserves	$154,337	$158,110
Total liabilities	$547,129	$575,271
Total shareholders' equity	$241,035	$237,856
Common stock outstanding	13,441	13,473
FNHC shareholders' equity	$222,301	$219,129
Book value per share excluding noncontrolling interest	$16.54	$16.26

	Three Months Ended March 31,
	2017	2016
Gross premiums written:	(in thousands)
Homeowners/Fire Florida	$110,853	$107,625
Homeowners/Fire non-Florida	10,368	7,042
Personal automobile	19,291	15,689
Commercial general liability	3,296	3,751
Federal flood	2,243	1,918
Total gross premiums written	$146,051	$136,025

	Three Months Ended March 31,
	2017	2016
Gross premiums earned:	(in thousands)
Homeowners/Fire Florida	$117,543	$107,548
Homeowners/Fire non-Florida	9,101	5,854
Personal automobile	15,647	9,133
Commercial general liability	3,194	3,477
Federal flood	2,493	2,088
Total gross premiums earned	$147,978	$128,100

	Three Months Ended
	March 31,
	2017	2016
Commissions and other underwriting expenses:	(in thousands)
Homeowners/Fire Florida	$15,632	$13,974
All other lines of business	6,825	4,306
Ceded commissions	(2,741)	(10,679)
Total commissions and other fees	19,716	7,601
Salaries and wages	6,609	5,814
Other underwriting expenses	5,954	6,437
Commissions and other underwriting expenses	$32,279	$19,852

	Three Months Ended
	March 31,
	2017	2016
Net loss ratio	64.8%	53.7%
Net expense ratio	47.0%	43.5%
Combined ratio	111.8%	97.2%
Gross loss ratio	49.4%	40.6%
Gross expense ratio	26.8%	27.0%

CONTACT:
Michael H. Braun, CEO (954) 308-1322,
Ronald Jordan, CFO (954) 308-1363,
or Erick A. Fernandez, CAO (954) 308-1341
Federated National Holding Company